                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /
Check the appropriate box:

/ /        Preliminary Proxy Statement
/ /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/        Definitive Proxy Statement
/ /        Definitive Additional Materials
/ /        Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                            PANAVISION INC.
                           (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14(a)-6(i)(1) and 0-11.
           1)         Title of each class of securities to which transaction applies:
           2)         Aggregate number of securities to which transaction applies:
           3)         Per unit price or other underlying value of transaction computed pursuant to
                      Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
           4)         Proposed maximum aggregate value of transaction:
           5)         Total Fee Paid:
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
           1)         Amount Previously Paid:
           2)         Form, Schedule or Registration Statement No.:
           3)         Filing Party:
           4)         Date Filed:


                                PANAVISION INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 13, 1997

                            ------------------------

To the Stockholders of
  PANAVISION INC.

    The first annual meeting of stockholders (the "Annual Meeting") of Panavision Inc., a Delaware corporation (the "Company"), will be held at The Chase Manhattan Bank, 270 Park Avenue, 11th Floor, Conference Room C, New York, New York on Tuesday, May 13, 1997, at 10:00 a.m., for the following purposes:

        1.  To elect six Directors to the Company's Board of Directors;

        2. To approve an amendment to the Company's Stock Option Plan to increase from 2,190,150 to 3,000,000 the number of shares of the Company's Common Stock, par value $.01 per share, reserved for issuance thereunder;

        3. To ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 1997; and

        4. To act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

    The Board of Directors has fixed the close of business on March 21, 1997, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

                                          By order of the Board of Directors,

                                          /s/ Christopher M.R. Phillips
                                          Christopher M.R. Phillips
                                          Secretary

March 26, 1997

    YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING. IN THE EVENT YOU ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

                                PANAVISION INC.
                              6219 DE SOTO AVENUE
                        WOODLAND HILLS, CALIFORNIA 91367
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

    This Proxy Statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Panavision Inc., a Delaware corporation (the "Company"), to be voted at the annual meeting of stockholders of the Company to be held on Tuesday, May 13, 1997, at 10:00 a.m., at The Chase Manhattan Bank, 270 Park Avenue, 11th Floor, Conference Room C, New York, New York, and at any adjournment or postponement thereof (the "Annual Meeting"). A copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1996, this Proxy Statement and the accompanying proxy card are first being sent or given to stockholders on or about March 26, 1997.

    Properly executed proxies received prior to the Annual Meeting, unless revoked, will be voted in accordance with the specified instructions. Regarding the election of Directors, stockholders may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to all other proposals to be voted upon, stockholders may vote in favor of a proposal, against a proposal or may abstain from voting. Stockholders should specify their choices on the enclosed proxy card. If no instructions are given with respect to the matters to be acted upon, the persons named in the proxy solicited by the Company's Board of Directors (the "Board of Directors") intend to vote FOR the election of the Directors listed below, FOR approval of the amendment to the Company's Stock Option Plan (the "Stock Option Plan"), and FOR ratification of the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 1997. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto by the person or persons holding such proxy as in their judgment is in the best interests of the Company and its stockholders. The Company does not know of any matters other than as described in the Notice of Annual Meeting that are to come before the Annual Meeting.

    Stockholders may vote by either completing and returning the enclosed proxy card prior to the Annual Meeting, voting in person at the Annual Meeting or submitting a signed proxy card at the Annual Meeting. Stockholders who execute proxies may revoke them at any time before they are voted at the Annual Meeting by written notice to the Secretary of the Company, by submitting a new proxy or by personal ballot at the Annual Meeting.

    The Board of Directors has fixed the close of business on March 21, 1997 as the Record Date (the "Record Date") for determining stockholders entitled to notice of and to vote at the Annual Meeting.

    As of the Record Date, the Company had 18,155,000 shares of Common Stock, par value $.01 per share ("Common Stock"), outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock entitles the holder thereof to one vote on each proposal to be acted upon at the Annual Meeting.

    The presence in person or by proxy of the holders of the shares representing a majority of the outstanding voting power of the Common Stock is necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting. The affirmative vote of a majority of shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting, is required for election of Directors, approval of the amendment to the Stock Option Plan and ratification of the appointment of Ernst & Young LLP as auditors for the Company. Broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) and shares for which duly executed proxies have been received but with respect to which holders of shares have abstained from voting will be treated as present for purposes of determining the presence of a quorum at the Annual Meeting. Broker "non-votes" will have no effect on the outcome of the votes on the proposals to be acted upon at the Annual Meeting. With respect to the approval of the amendment of the Stock Incentive Plan and the ratification of the appointment of Ernst & Young LLP as independent auditors for the Company, abstentions will have the effect of a negative vote.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

    Six Directors are to be elected to hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. If the proxy is executed in such a manner as not to withhold authority for the election of any or all of the nominees for Directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the following six nominees. If the proxy indicates that the stockholder wishes to withhold a vote from one or more nominees for Directors, such instructions will be followed by the persons named in the proxy. All of the nominees are currently members of the six member Board of Directors. Messrs. Scott and Lapidus and Ms. Wenig have been members of the Board of Directors since the Company's inception in 1990; and Messrs. Farrand and Payson have been members of the Board of Directors since October 1996 and November 1996, respectively, when, concurrently with the consummation of the initial public offering of the Common Stock on November 20, 1996, the size of the Board of Directors was increased from four to five members. Mr. Ryckman has been a member of the Board of Directors since December 1996 when the Board of Directors was increased from five to six members.

    Should any one or more of these nominees become unable to serve for any reason or will not serve, neither of which is anticipated, the Board of Directors may, unless the Board of Directors by resolution provides for a lesser number of Directors, designate substitute nominees, in which event the persons named in the enclosed proxy card will vote for the election of such substitute nominee or nominees.

    The respective ages, positions with the Company, business experience during the past five years and directorships in other companies of the nominees for election as Directors of the Company are set forth below.

        WILLIAM C. SCOTT, 62 years old, has been the Chairman and Chief Executive Officer of the Company since 1988. From 1972 until 1987, Mr. Scott was President and Chief Operating Officer of Western Pacific Industries Inc., a company listed on the New York Stock Exchange. Prior to 1972, Mr. Scott was a Group Vice President of Cordura Corporation (a business information company) for three years, a Vice President of Booz Allen & Hamilton Inc. (management consulting firm) for five years and an owner/operator of several small businesses for eight years.

        JOHN S. FARRAND, 52 years old, has been the President and Chief Operating Officer of the Company since 1985 and a director of the Company since October 1996. From 1980 to 1985, Mr. Farrand was employed by Warner Communications Inc. in several senior executive positions. He was President of their Atari Coin-Operated Games Division and subsequently was appointed President and Chief Operating Officer of Atari Holdings, Inc. Prior to 1980, Mr. Farrand spent 14 years with Music Hire Group Limited, a U.K. company specializing in coin-operated music systems (juke boxes), and since 1973 served as Managing Director. Mr. Farrand is a member of the Academy of Motion Picture Arts and Sciences, a member of the Society of Motion Picture and Television Engineers and an associate member of the American Society of Cinematographers.

        SIDNEY LAPIDUS, 59 years old, has been a director of the Company since 1990. Mr. Lapidus has been employed since 1967 by E.M. Warburg, Pincus & Co., LLC, and its predecessors, a private investment firm, where he has served as a Managing Director since 1982. He is also a director of Pacific Greystone Corporation, Caribiner International, Inc. and a number of privately held companies.

        MARTIN D. PAYSON, 61 years old, has been a director of the Company since November 1996. Mr. Payson has been active in investment and philanthropic activities since December 1992. From January 1990 to December 1992, he was Vice Chairman of the Board of Directors of Time Warner, Inc., and from 1970 to December 1990, he was an executive officer of Warner Communications Inc. Mr. Payson is a director of Bestform Group, Inc., Meridian Sports, Inc., Delta Financial Corporation and Unapix Entertainment, Inc.

        WILLIS G. RYCKMAN, 51 years old, has been a director of the Company since December 1996. In 1990, Mr. Ryckman founded WGR, Inc., an acquisition fund, and in 1994 he formed WGR Golf, L.P. which currently owns and operates golf courses in the United States and the Caribbean. Mr. Ryckman has served as Chairman of Tri Tech Labs, Inc. since 1992 and has served as a director since 1992. He is also Chairman of Irma Shorell, Inc. and has served as a director since 1992. Mr. Ryckman has been Managing Director of Associated Capital, a hedge fund since 1995. He is Chairman of the Board of Omni Capital, and has served as a director since 1995. Mr. Ryckman is also a director of National Propane Corporation, Banyon Hotel Management Corporation and Krasdale Foods, Inc.

        JOANNE R. WENIG, 42 years old, has served as a director of the Company since 1990. Ms. Wenig has been employed since 1986 by E.M. Warburg, Pincus & Co., LLC, and its predecessors, a private investment firm, where she has served as a Managing Director since 1991. She is also a director of a number of privately held companies.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED ABOVE.

    The following persons serve as executive officers of the Company: Mr. Scott, Chairman of the Board and Chief Executive Officer; Mr. Farrand, President and Chief Operating Officer; Mr. Jeffrey J. Marcketta, Executive Vice President, Chief Financial Officer and Treasurer; and Mr. Christopher M.R. Phillips, Controller and Secretary. The officers of the Company serve at the pleasure of the Board of Directors. The respective ages, positions with the Company, business experience during the past five years and directorships in other companies of Messrs. Marcketta and Phillips are set forth below.

        JEFFREY J. MARCKETTA, 42 years old, has been Executive Vice President and Chief Financial Officer of the Company since 1993 and Treasurer since 1996. From 1991 to 1993, Mr. Marcketta served as the President of Panavision Europe Limited, a wholly owned subsidiary of the Company, and was responsible for the general management of the Company's European operations. From 1989 until 1991, he was Vice President of Corporate Development, assisting the Chief Executive Officer in the restructuring and rationalization of the Company's business operations. Prior to joining the Company in 1989, he worked for Ernst & Young LLP for almost ten years, the last three of which were spent in the Mergers and Acquisitions Consulting Group of the New York office.

        CHRISTOPHER M.R. PHILLIPS, 37 years old, has served as Controller of the Company since 1993 and Secretary since 1996. Mr. Phillips was the controller for the domestic operations of the Company from 1989 to 1993 and the assistant controller for the domestic operations of the Company from 1986 to 1989.

OTHER KEY EMPLOYEES

    The following individuals are key employees within the Company's Woodland Hills division. A brief description of their responsibilities is provided below.

        PHILIP RADIN has been Executive Vice President Marketing for the Woodland Hills division of the Company since 1989. Mr. Radin joined Panavision as a trainee in 1975. During his first five years with the Company, he was responsible for instructing film crews on the use and benefits of Panavision products. In 1980, he became the manager of the camera rental department and in 1986 became a Vice President Marketing.

        ROBERT HARVEY has served as Vice President Sales for the Woodland Hills division of the Company since he joined Panavision in 1985. He has managed the expansion into new markets, including independent feature films, television movies and syndicated projects for television. From 1979 through 1985, Mr. Harvey worked as Director of Sales for the Atari Coin-Operated Games Division. Mr. Harvey is a member of the Screen Actors Guild and has served on numerous industry boards and steering committees.

        LARRY HEZZELWOOD has been Vice President Marketing and Operations for the Woodland Hills division of the Company since 1991. He joined Panavision in 1975 where he worked in Panavision's camera rental department for five years before moving to Paramount Pictures Corporation to manage its camera department. In 1985, Mr. Hezzelwood became a freelance assistant cameraman. In 1989 Mr. Hezzelwood returned to Panavision, and he assumed his current position of Vice President Marketing and Operations in 1991.

        IAIN NEIL has served as Senior Vice President Optics for the Woodland Hills division of the Company since he joined Panavision in 1986 after spending two years with Hughes ELCAN Optical Technologies in Toronto and eight years at Barr & Stroud Limited in Scotland as head of optical design. Mr. Neil holds over 150 existing worldwide patents and is the recipient of six awards for lenses and optical systems from the Academy of Motion Picture Arts and Sciences. He is currently a member of the International Society for Optical Engineering, the Optical Society of America, the American Society of Cinematographers and the Academy of Motion Picture Arts and Sciences.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of March 21, 1997, certain information regarding the beneficial ownership of Common Stock by (i) each of the Company's executive officers, (ii) each Director of the Company, (iii) each person who is known to the Company to own beneficially more than 5% of the Common Stock and
(iv) all officers and Directors of the Company as a group. Such information is based, in part, upon information provided by certain stockholders of the Company. In the case of persons other than the officers and Directors of the Company, such information is based solely on a review of Schedules 13D and 13G filed with the Securities and Exchange Commission (the "Commission").

                                                                                      NUMBER OF      PERCENTAGE OF
                                                                                       SHARES           SHARES
                                                                                    BENEFICIALLY     BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                                                 OWNED(1)(2)      OWNED(1)(3)
----------------------------------------------------------------------------------  -------------  -----------------
Warburg, Pincus Capital Company, L.P.(4)..........................................    12,717,000            70.0%
466 Lexington Avenue
New York, New York 10017
William C. Scott..................................................................     1,208,572             6.6
Panavision Inc.
140 East 45th Street
New York, New York 10017
John S. Farrand...................................................................       551,520             3.0
Jeffrey J. Marcketta..............................................................       230,296             1.3
Christopher M.R. Phillips.........................................................         7,558               *
Sidney Lapidus(5).................................................................    12,717,000            70.0
Martin D. Payson..................................................................        10,000               *
Willis G. Ryckman.................................................................       --               --
Joanne R. Wenig(5)................................................................    12,717,000            70.0
All directors and executive officers as a group (8 persons).......................    14,724,946            78.6

    The above persons have sole voting and investment power, unless otherwise indicated below.

------------------------
*   Less than 1%.

(1) Except as otherwise indicated, the persons in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and subject to the information contained in the footnotes to this table. Mr. Scott has shared investment power with respect to 6,000 shares of Common Stock.

(2) Amounts shown for each stockholder include all shares of Common Stock subject to stock options for 213,372, 268,920, 82,996 and 7,058 shares of Common Stock granted to Messrs. Scott, Farrand, Marcketta and Phillips exercisable within 60 days. Not included are additional shares of Common Stock subject to options granted to Messrs. Scott, Farrand, Marcketta, Phillips, Payson and Ryckman that are not exercisable within 60 days.

(3) Based upon 18,155,000 shares of Common Stock outstanding as of March 21, 1997. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group.

(4) The sole general partner of Warburg, Pincus Capital Company, L.P. ("WPCC" and together with its wholly owned subsidiaries "Warburg, Pincus") is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), manages WPCC. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. WP, as the sole general partner of WPCC, has a 20% interest in the profits of WPCC. Mr. Lapidus and Ms. Wenig, directors of the Company, are each a Managing Director and a member of EMW LLC and a general partner of WP. As such, Mr. Lapidus and Ms. Wenig may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934) in an indeterminate portion of the shares beneficially owned by WPCC and WP. See Note 5 below.

(5) All of the shares indicated as owned by Mr. Lapidus and Ms. Wenig are owned by Warburg, Pincus and are included because of their affiliation with Warburg, Pincus. Mr. Lapidus and Ms. Wenig disclaim "beneficial ownership" of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. The address of Mr. Lapidus and Ms. Wenig is c/o Warburg, Pincus Capital Company, L.P., 466 Lexington Avenue, New York, NY 10017.

                             EXECUTIVE COMPENSATION

    The following table sets forth information regarding compensation paid to or accrued by all the executive officers of the Company for each of the last three completed fiscal years. Compensation accrued during one year and paid in another is recorded under the year of accrual.

                           SUMMARY COMPENSATION TABLE

                                                                                                           LONG TERM
                                                                                                          COMPENSATION
                                                                                                             AWARDS
                                                           ANNUAL COMPENSATION                   ------------------------------
                                          -----------------------------------------------------   SECURITIES
                                                                                 OTHER ANNUAL     UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR       SALARY      BONUS(1)    COMPENSATION(2)    OPTIONS(#)    COMPENSATION(3)
----------------------------------------  ---------  ----------  ------------  ----------------  -------------  ---------------
William C. Scott........................       1996  $  800,000  $    400,000     $       --         576,681       $   7,125
Chairman of the Board and Chief                1995     600,000     1,172,000             --              --           6,930
  Executive Officer                            1994     800,000       600,000             --              --           6,930

John S. Farrand.........................       1996  $  600,000  $    359,400     $   54,163         726,812       $   7,125
President and Chief Operating Officer          1995     400,000       785,000             --              --           6,930
                                               1994     400,000       400,000             --              --           6,930

Jeffrey J. Marcketta....................       1996  $  228,846  $    201,335     $   27,081         224,314       $   7,125
Executive Vice President, Chief                1995     218,769       314,000             --              --           6,930
  Financial Officer and Treasurer              1994     213,231       121,165             --              --           6,930

Christopher M.R. Phillips...............       1996  $   99,615  $     24,904     $       --          43,076       $   6,504
Controller and Secretary                       1995      88,077        45,000             --              --           4,842
                                               1994      78,077        18,000             --              --           4,323

------------------------

(1) Bonuses are paid pursuant to the Company's Executive Incentive Compensation Plan (the "Executive Incentive Compensation Plan"), in which the Chairman and Chief Executive Officer is eligible to participate, as well as any other employees selected by the Chief Executive Officer. The plan allows participants to earn bonuses up to a stated percentage of their base salary. The bonuses were paid in part based on the Company's achievement of operating results, and in part based on achievement of individual goals established for the participant. Mr. Farrand's and Mr. Marcketta's 1996 bonus also reflects the issuance of shares of Common Stock (the "Recapitalization Stock") at the time of the Company's Recapitalization (as defined), which shares at such time had a fair market value of $59,400 and $29,700, respectively.

(2) Consists of tax reimbursement payments relating to the Recapitalization
    Stock.

(3) Consists of matching contributions by the Company under its 401(k) plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table sets forth options granted in 1996. The Company did not issue any stock appreciation rights ("SARs") in 1996. This table also sets forth the hypothetical gains that would exist for the options at the end of their ten-year terms at assumed annual rates of stock price appreciation of 5% and 10%. The actual future value of the options will depend on the market value of the Common Stock, continued employment with the Company and other factors.

                                                                                                        POTENTIAL REALIZABLE
                                                                                                          VALUE AT ASSUMED
                                                                                                          ANNUAL RATES OF
                                                               INDIVIDUAL                                STOCK APPRECIATION
                                                                 GRANTS                                   FOR OPTION TERM
                                   ------------------------------------------------------------------  ----------------------
                                      NUMBER OF       % OF TOTAL
                                     SECURITIES         OPTIONS
                                     UNDERLYING       GRANTED TO      EXERCISE OR
                                       OPTIONS         EMPLOYEES      BASE PRICE       EXPIRATION
NAME                                GRANTED(#)(1)   IN FISCAL YEAR   ($/SHARE)(2)         DATE           5%($)       10%($)
---------------------------------  ---------------  ---------------  -------------  -----------------  ----------  ----------
William C. Scott.................       576,681            27.00%      $    1.22     October 18, 2006  $15,265,443 $24,724,403
John S. Farrand..................       726,812            34.00            1.22     October 18, 2006  19,239,592  31,161,063
Jeffrey J. Marcketta.............       224,314            10.50            1.22     October 18, 2006   5,937,863   9,617,154
Christopher M.R. Phillips........        19,076             0.09            1.22     October 18, 2006     504,965     817,857
                                         24,000             1.10           17.00    November 20, 2006     256,589     650,247

------------------------

(1) At the time the options to purchase 576,681, 726,812, 224,314 and 19,076 shares were granted to Messrs. Scott, Farrand, Marcketta and Phillips, respectively, there was no public trading market for the Common Stock. In order to calculate the potential realizable value at assumed annual rates of stock appreciation for the option term, the initial public offering price of $17.00 per share was used.

(2) The exercisability of options granted to the Company's executive officers is subject to vesting conditions, which may be accelerated upon satisfaction of certain performance conditions as described below. Options for 353,250 shares vested upon the completion of the initial public offering including 309,376 options for shares granted to Messrs. Scott, Farrand, Marcketta and Phillips, and options for 300,263 shares vested as of the year ending December 31, 1996 including 262,970 options for shares granted to Messrs. Scott, Farrand, Marcketta and Phillips. Remaining options for 582,862 shares will vest at the end of eight years from the date of grant. Of these options, options for 300,262 and 282,600 shares will vest if the Company achieves earnings before depreciation, interest and taxes ("EBDIT") of $50.4 million and $55.2 million, or Free Cash Flow (as defined in the Executive Incentive Compensation Plan) of $30.7 million and $34.0 million, respectively during its years ending December 31, 1997 and 1998, respectively. Additional options for 529,875 shares will vest only if the Company achieves EBDIT of $62.0 million in its year ending December 31, 1998 or the lower amount of $65.0 million or a 10% increase of its actual 1998 EBDIT in its year ending December 31, 1999. Additional options for 369,000 shares, including 24,000 shares held by Mr. Phillips, vest at an annual rate of 20% per year commencing on the first anniversary of the Company's initial public offering. The vesting of certain options granted under the Stock Option Plan will also be accelerated upon a change of control of the Company.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

    The following table sets forth the number of shares covered by options held by Messrs. Scott, Farrand, Marcketta and Phillips and the value of the options as of December 31, 1996. 572,346 of these options were exercisable in 1996.

                                                                                                                   VALUE OF
                                                                                                                 UNEXERCISED
                                                                                                                 IN-THE-MONEY
                                                                                        NUMBER OF SECURITIES      OPTIONS AT
                                                                                       UNDERLYING UNEXERCISED       FY-END
                                                                                        OPTIONS AT FY-END(#)        ($)(1)
                                                                                     --------------------------  ------------
                                          SHARES ACQUIRED               VALUE
NAME                                      ON EXERCISE(#)             REALIZED($)     EXERCISABLE  UNEXERCISABLE  EXERCISABLE
---------------------------------  -----------------------------  -----------------  -----------  -------------  ------------
William C. Scott.................                    0                        0         213,372        363,309   $  4,427,469
John S. Farrand..................                    0                        0          268,92        457,892      5,580,090
Jeffrey J. Marcketta.............                    0                        0          82,996        141,318      1,722,167
Christopher M.R. Phillips........                    0                        0           7,058         36,018        146,454



NAME                               UNEXERCISABLE
---------------------------------  -------------
William C. Scott.................   $ 7,538,662
John S. Farrand..................     9,501,259
Jeffrey J. Marcketta.............     2,932,349
Christopher M.R. Phillips........       747,374

------------------------

(1) Based on a closing price of $20 3/4 per share of Common Stock on December 31, 1996.

EMPLOYMENT AGREEMENTS

    WILLIAM C. SCOTT. Pursuant to an employment agreement with the Company, William C. Scott agreed to serve as Chairman of the Board of Directors and Chief Executive Officer of the Company for an annual salary of $800,000, subject to annual increases as determined by the Company. The employment agreement provides that Mr. Scott shall be granted bonuses pursuant to the Executive Incentive Compensation Plan and Non-Statutory Options (as defined) pursuant to the terms of the Stock Option Plan. The employment agreement expires on June 11, 1999. The Company may terminate the employment agreement for cause. In the event of Mr. Scott's voluntary termination (except during the six-month period commencing six months after a change of control) or termination for cause by the Company, the Company shall pay Mr. Scott only an amount equal to his annual base salary and all previously unreimbursed expenses. Upon a voluntary termination by Mr. Scott during such six-month period commencing six months after a change of control through the date of termination, Mr. Scott is entitled to the greater of (x) $1,600,000 or (y) twice his annual base salary, and all accrued but previously unpaid salary, bonuses and unreimbursed expenses through the date of termination. Upon a termination of Mr. Scott by death or disability, the Company shall make a lump sum payment equal to the greater of $800,000 or Mr. Scott's base salary currently then in effect, as well as all accrued but previously unpaid salary, bonuses and unreimbursed expenses through the date of termination.

    The employment agreement contains a covenant prohibiting the improper disclosure and use of the Company's confidential information. In addition, the employment agreement contains a covenant prohibiting Mr. Scott from directly or indirectly competing with the Company. This covenant expires two years following Mr. Scott's voluntary termination.

    JOHN S. FARRAND. The Company has entered into an employment agreement with Mr. Farrand pursuant to which he is entitled to receive, upon termination of his employment by the Company (other than for cause or upon his death or disability), severance payments equal to the greater of (i) $600,000 or (ii) his annual base salary in effect at the time.

    JEFFREY J. MARCKETTA. The Company has entered into an employment agreement with Mr. Marcketta pursuant to which he is entitled to receive, upon termination of his employment by the Company (other than for cause or upon his death or disability), severance payments equal to the greater of (i) $237,500 or (ii) his annual base salary in effect at the time.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

    Messrs. Scott and Farrand, officers of the Company, and Mr. Lapidus and Ms. Wenig receive no remuneration for serving on the Board of Directors. Each of the other independent Directors receive an annual fee of $20,000 and a meeting fee of $1,000 for each of the Board of Directors or Committee meetings attended. All directors will be reimbursed for out-of-pocket expenses. Under the Stock Option Plan, the Company may, from time to time and in the sole discretion of the Board of Directors, grant options to directors. During 1996, members of the Board of Directors received no directors' fees.

    The Board of Directors did not formally meet during 1996. Until the Company's initial public offering, there were only four directors and a number of informal discussions were held over the course of the year. On several occasions in 1996, the Board of Directors took action by unanimous written consent in lieu of a meeting.

    The Company has, as standing committees, an Audit Committee, a Stock Option Committee and a Compensation Committee. The Company does not have a Nominating Committee.

    The current members of the Audit Committee are Messrs. Payson and Ryckman. The Audit Committee provides assistance to the Board of Directors with respect to corporate accounting, reporting practices of the Company and the quality and integrity of the financial reports of the Company. The Audit Committee recommends to the Board of Directors the engagement of the independent auditors of the Company and oversees audits and investigations of the business and financial affairs of the Company, including, without limitation, any audits or investigations which may be required by any governmental regulatory authority.

    The current members of the Stock Option Committee are Messrs. Scott, Farrand, Lapidus, Payson and Ryckman and Ms. Wenig. The Stock Option Committee is the committee responsible for administering the Stock Option Plan and has the authority to grant awards to individuals pursuant to the Stock Option Plan, to determine the number of awards to be so granted, the term of such awards, any vesting requirements and any other administrative determinations required in connection therewith.

    The current members of the Compensation Committee are Messrs. Scott and Lapidus and Ms. Wenig. The Compensation Committee provides assistance to the Board of Directors to ensure that the Company's officers, key executives and Directors are compensated in accordance with the Company's total compensation objectives and executive compensation policies, strategies and pay levels necessary to support organizational objectives.

    The Audit Committee, Stock Option Committee and Compensation Committee did not meet in 1996. Certain of such committees, however, had informal discussions amongst their members prior to the Company's initial public offering.

COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE
  COMPENSATION

    No officer or employee of the Company, other than Messrs. Scott and Farrand, who serve on the Board of Directors of the Company, participated in the deliberations of the Board of Directors of the Company concerning executive compensation.

    The Stock Option Committee and the Compensation Committee were formed on May 8, 1996, upon the consummation of the Company's 1996 Recapitalization (the "Recapitalization"). Set forth below is a description of the policies and practices that the Compensation Committee will implement with respect to future compensation determinations.

    COMPENSATION PHILOSOPHY. The Company's compensation program is designed to attract, reward and retain highly qualified executives and to encourage the achievement of business objectives and superior corporate performance. The program ensures the Board of Directors and stockholders that (1) the achievement of the overall goals and objectives of the Company can be supported by adopting an appropriate executive compensation policy and implementing it through an effective total compensation program and (2) the total compensation program and practices of the Company are designed with full consideration of all accounting, tax, securities law and other regulatory requirements and are of the highest quality.

    The Company's executive compensation program consists of two key elements:
(1) an annual compensation component composed of base salary and bonus, and (2) a long-term compensation component composed of equity-based awards pursuant to the Stock Option Plan.

    ANNUAL COMPENSATION. Base salaries will be determined by evaluating the responsibilities associated with the position being evaluated and the individual's overall level of experience. In addition, the compensation of the Chief Executive Officer determined by the Compensation Committee is subject to the terms of Mr. Scott's existing employment agreement. Annual salary adjustments will be determined by giving consideration to the Company's performance and the individual's contribution to that performance.

    Bonuses are paid pursuant to the Company's Executive Incentive Compensation Plan, in which the Chairman and Chief Executive Officer is eligible to participate, as well as any other employees selected by the Chief Executive Officer. The plan allows participants to earn bonuses up to a stated percentage of their base salary. The bonuses are paid in part based on the Company's achievement of operating results, and in part based on achievement of individual goals established for the participant.

    With the exception of Mr. Phillips, all of the Company's named executive officers are currently under employment contracts. See "Employment Agreements." The annual compensation for Messrs. Farrand, Marcketta and Phillips and the bonus portion of Mr. Scott's annual compensation will be based upon the considerations noted above. Mr. Scott's base salary is determined pursuant to his employment agreement.

    LONG-TERM COMPENSATION. In order to align stockholder and executive officer interests, the long-term component of the Company's executive compensation program utilizes equity-based awards whose value is directly related to the value of the Common Stock. These equity-based awards will be granted by the Stock Option Committee pursuant to the Stock Option Plan. Individuals to whom equity-based awards are to be granted and the amount of Common Stock related to equity-based awards will be determined solely at the discretion of the Stock Option Committee. Because individual equity-based award levels will be based on a subjective evaluation of each individual's overall past and expected future contribution, no specific formula is used to determine such awards for any executive.

    In 1996, in connection with the Recapitalization, Messrs. Scott, Farrand, Marcketta and Phillips received options to purchase 576,681, 726,812, 224,314 and 19,076 shares of Common Stock, respectively. Mr. Phillips was granted an additional 24,000 shares upon the consummation of the initial public offering. Messrs. Farrand and Marcketta were also issued 282,600 and 141,300 shares of Common Stock in 1996 in connection with the Recapitaliztion.

    TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the tax deductibility of compensation in excess of $1 million paid to certain members of senior management, unless the payments are made under a performance-based plan as defined in Section 162(m). The Company's general policy is to structure its compensation programs to preserve the tax deductibility of compensation paid to its executive officers and other members of management. All compensation paid pursuant to the Stock Option Plan is exempt from the application of Section 162(m) and will continue to be exempt therefrom until after the Annual Meeting. Thereafter, assuming the amendment to the Stock Option Plan is approved by the stockholders, it is designed to allow for the grant of equity-based awards that will be performance-based and therefore exempt from the application of Section 162(m). Although Messrs. Scott's and Farrand's total annual salary and bonus in 1996 exceeded $1 million, such amounts were exempt from the application of
Section 162(m) because of certain grandfather provisions and therefore were fully deductible by the Company. While the Company currently intends to pursue a strategy of maximizing deductibility of senior management compensation, it also believes it is important to maintain the flexibility to take actions it considers to be in the best interests of the Company and its stockholders, which may be based on considerations in addition to Section 162(m).

COMPENSATION COMMITTEE                         STOCK OPTION COMMITTEE
William C. Scott                               William C. Scott
Sidney Lapidus                                 John S. Farrand
Joanne R. Wenig                                Sidney Lapidus
                                               Martin D. Payson
                                               Willis G. Ryckman
                                               Joanne R. Wenig

COMPARATIVE STOCK PRICE PERFORMANCE GRAPH

    The graph below compares the total cumulative return of the Common Stock from November 21, 1996 (the date trading of the Common Stock commenced) to December 31, 1996, to the Standard & Poor's 500 Index and the Standard & Poor's Entertainment Index. The graph assumes that dividends were reinvested and is based on an investment of $100 on November 21, 1996 in each of the Common Stock, the stocks comprising the Standard & Poor's 500 Index, the stocks comprising the Standard & Poor's Entertainment Index representing an industry peer group consisting of the following companies: Disney Co., King World Productions, Time Warner Inc. and Viacom Inc.--B.

                        Comparison of Total Return Among
                                Panavision Inc.,
                        Standard & Poor's 500 Index and
                     Standard & Poor's Entertainment Index

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               PANAVISION INC.
                    STOCK           S&P 500 INDEX   S&P ENTERTAINMENT INDEX
11/21/1996                  100.0            100.0                     100.0
12/31/1996                  122.1             99.7                      94.6

                                                                              CUMULATIVE TOTAL
                                                                                   RETURN
                                                                           ----------------------
                                                                            11/21/96    12/31/96
                                                                           -----------  ---------
Panavision Inc...........................................................   $     100   $  122.06
Standard & Poor's 500 Index..............................................   $     100   $   99.70
Standard & Poor's Entertainment Index....................................   $     100   $   94.60

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the last completed fiscal year, Messrs. Scott and Lapidus and Ms. Wenig served as members of the Compensation Committee. Mr. Scott is Chief Executive Officer of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In May 1996, the Company effected the Recapitalization, pursuant to which it acquired all of the equity interests in PILP it did not previously own and retired all of PILP's outstanding debt securities for a total of $126.1 million in cash. As part of the Recapitalization:

        (i) Warburg, Pincus and Messrs. Scott, Farrand and Marcketta contributed $11,608,000, $580,400, $165,829 and $82,914, respectively, to the Company for subordinated demand notes which had an interest rate of 6.83% per annum and ranked pari passu with each other. The notes to Messrs. Scott, Farrand and Marcketta were issued on May 8, 1996. The notes to Warburg, Pincus were issued on May 8, July 16, and July 31, 1996. Mr. Lapidus and Ms. Wenig are Managing Directors of Warburg, Pincus which holds 70% of the shares of Common Stock;

        (ii) Mr. Scott exchanged his interests in PILP for 989,100 shares of Common Stock;

       (iii) Messrs. Farrand and Marcketta were issued 282,600 and 141,300 shares of Common Stock, respectively; and

        (iv) the Company, Warburg, Pincus and Messrs. Scott, Farrand and Marcketta entered into an Amended and Restated Stockholders Agreement dated June 12, 1996, pursuant to which the parties have agreed to cause the Board of Directors to include (i) three persons designated by Warburg, Pincus,
    (ii) William C. Scott or, if he is not an employee of the Company or is otherwise unavailable, one person designated by the holders of a majority of the shares of Common Stock held by management who are then employed by the Company and (iii) John S. Farrand or, if he is not an employee of the Company or is otherwise unavailable, one person designated by the holders of a majority of the shares of Common Stock held by management who are then employed by the Company. The Stockholders Agreement imposes certain restrictions on the transfer of shares of Common Stock by the management stockholders prior to the second anniversary of the Offerings. The Stockholders Agreement also provides such stockholders with certain registration rights. The Stockholders Agreement terminates on the date when Warburg, Pincus and its affiliates beneficially own less than 5% of the outstanding shares of Common Stock of the Company.

    Effective July 1, 1996, Warburg, Pincus acquired substantially all of the assets of Lee Lighting Limited for approximately $8.0 million and contributed those assets to the Company. The purchase price equaled the book value of the acquired assets.

    Mr. Farrand, an executive officer of the Company, is the obligor in respect of a promissory demand note issued to the Company in January 1987. The principal amount of and accrued interest on this note were $540,000 and $0, respectively, as of December 31, 1996. The note accrues interest at a rate of 7.04% per annum, and, as of December 31, 1996, no payments of principal had been paid. Mr. Farrand may pre-pay the note at any time. This note was originally issued in connection with Mr. Farrand's purchase of a residence and is secured by a mortgage thereon.

    Certain executive management services have been provided by the Company to Lee International, Inc. ("LII"), an indirect, wholly owned subsidiary of Warburg, Pincus. The amount received by the Company from LII was $996,000, $854,000, $687,000 and $510,000 for the years ended December 31, 1993, 1994,
1995 and 1996, respectively. The amounts received have been offset against selling, general and administrative expenses in the Company's consolidated statement of income. The agreement with LII expired on September 30, 1996.

                                  PROPOSAL TWO

                       INCREASE OF SHARES OF COMMON STOCK

                        RESERVED UNDER STOCK OPTION PLAN

AMENDMENT

    On June 12, 1996, the Board of Directors of the Company adopted the Stock Option Plan which was subsequently approved by the stockholders of the Company. As adopted and approved, the Stock Option Plan allows for the issuance of 2,190,150 shares of Common Stock pursuant to awards granted thereunder. As of March 21, 1997, a total of 42,900 shares of Common Stock remained available for future grants under the Stock Option Plan. In order to provide for sufficient shares of Common Stock for future grants under the Stock Option Plan, the Stock Option Committee has amended and restated the Stock Option Plan, subject to stockholder approval, to provide that the number of shares of Common Stock reserved for issuance under the Stock Option Plan be increased from 2,190,150 to 3,000,000. In addition, the Stock Option Plan as amended and restated provides that the maximum number of shares for which options may be granted to any single optionee during any calendar year shall not exceed 500,000. The Stock Option Plan as so amended is hereby submitted to the stockholders of the Company for approval.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE AMENDMENT TO THE STOCK OPTION PLAN ALLOWING FOR THE INCREASE OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER.

    A general description of the basic features of the Stock Option Plan is set forth below. Such description is qualified in its entirety by reference to the full text of the Stock Option Plan, a copy of which may be obtained without charge upon written request to Christopher M.R. Phillips, Secretary of the Company.

PURPOSE

    The purpose of the Stock Option Plan is to provide a means through which the Company and its subsidiaries and affiliates may attract able persons to enter and remain in the employ of the Company and its subsidiaries and affiliates and to provide a means whereby those key persons upon whom the responsibilities of successful administration and management of the Company and its subsidiaries and affiliates rest can acquire and maintain stock ownership, thereby strengthening their commitment to the welfare of the Company and its subsidiaries and affiliates.

ADMINISTRATION

    The Stock Option Plan is administered by the Stock Option Committee, which is appointed by the Board of Directors. The Stock Option Committee, subject to the provisions of the Stock Option Plan, in its sole discretion, may grant awards under the Stock Option Plan, and has the power to construe the Stock Option Plan, to determine all questions thereunder and to adopt and amend such rules and regulations for the administration of the Stock Option Plan as it may deem desirable.

ELIGIBILITY, GRANT OF AWARDS

    Pursuant to the Stock Option Plan, Directors, officers, consultants, other key employees of the Company or its subsidiaries or Panavision International, L.P. ("PILP") and certain other key persons who have been selected by the Stock Option Committee as participants are eligible to receive awards of incentive stock options. The Company and its subsidiaries and PILP currently have approximately 100 persons who are so eligible (comprising Directors, officers, consultants, other key employees of the Company or its subsidiaries or PILP and certain other key persons).

    Options granted under the Stock Option Plan may be "incentive stock options" ("Incentive Options"), within the meaning of Section 422 of the Code, or "non-qualified stock options" ("Non-Statutory Options"); provided, however, that Incentive Options may only be granted to participants who are also employees of the Company and its subsidiaries. The exercise price of the options will be determined by the Stock Option Committee when the options are granted, but shall not be less than the fair market value (as defined in the Stock Option Plan) of the Common Stock on the date of grant. Options vest and become exercisable as determined by the Stock Option Committee. The option exercise price may be paid in cash or by any other means specified by the Stock Option Committee.

    No option may be exercised after the date ten years from the date of grant of such option (five years in the case of Incentive Options of individuals holding more than ten percent of the total combined voting power of all classes of stock of the Company or of the parent or subsidiary thereof
("greater-than-ten-percent-stockholders")) (the "Termination Date").

    Options are non-transferable except by will or the laws of descent and distribution. Generally, options granted under the Stock Option Plan terminate upon the earliest of: (i) the expiration date of the option, (ii) the date of voluntary termination of the optionee's employment by the optionee, (iii) the date of termination of the optionee's employment by the Company for cause, (iv) three months after the date of termination of the optionee's employment by the Company without cause, (v) one year after the cessation of the optionee's employment by reason of a disability within the meaning of Section 22(e)(3) of the Code and (vi) one year after the death of an optionee prior to the Termination Date and while employed by the Company or a subsidiary thereof or while entitled to exercise an option pursuant to (v) above (such option shall be exercisable by the person to whom the optionee's rights under the option pass by will or the applicable laws of descent and distribution). If an option may be exercised during any period after the termination of an optionee's employment with the Company, such option may be exercised only to the extent that the optionee was entitled to exercise such option at the time of such termination.

    The market value of the Common Stock as of March 21, 1997 was $16 3/4 per share.

AMENDMENT OR DISCONTINUANCE

    The Board of Directors may, without the consent of the Company's stockholders or optionees under the Stock Option Plan, at any time terminate the Stock Option Plan entirely and at any time or from time to time amend or modify the Stock Option Plan, provided that no such action shall adversely affect any option theretofore granted thereunder without the optionee's consent, and provided further that no such action by the Board of Directors, without approval of the stockholders, may increase the total number of shares of Common Stock which may be purchased pursuant to options granted under the Stock Option Plan, except as contemplated thereby.

FEDERAL TAX CONSEQUENCES

    Set forth below is a brief description of the federal income tax consequences applicable to Incentive Options and Non-Statutory Options granted under the Stock Incentive Plan.

    INCENTIVE OPTIONS. No taxable income is realized by the optionee upon the grant or exercise of an Incentive Option. If Common Stock is issued to an optionee pursuant to the exercise of an Incentive Option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to such optionee, then (1) upon sale of such shares, any amount realized in excess of the option price will be taxed to such optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (2) no deduction will be allowed to the optionee's employer for federal income tax purposes.

    If the Common Stock acquired upon the exercise of an Incentive Option is disposed of prior to the expiration of either holding period described above, generally (1) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the option price paid for such shares, and (2) the optionee's employer will be entitled to deduct such amount for federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the optionee will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the employer.

    Subject to certain exceptions for disability or death, if an Incentive Option is exercised more than three months following termination of employment, the exercise of the Option will generally be taxed as the exercise of a Non-Statutory Option.

    For purposes of determining whether an optionee is subject to any alternative minimum tax liability, an optionee who exercises an Incentive Option generally would be required to increase his or her alternative minimum taxable income, and compute the tax basis in the stock so acquired, in the same manner as if the optionee had exercised a Non-Statutory Option. Each optionee is potentially subject to the alternative minimum tax. In substance, a taxpayer is required to pay the higher of his/her alternative minimum tax liability or his/her "regular" income tax liability. As a result, a taxpayer has to determine his/ her potential liability under the alternative minimum tax.

    In general, for purposes of the alternative minimum tax, the exercise of an Incentive Option will be treated essentially as if it were the exercise of a Non-Statutory Option. As a result, the rules of Section 83 of the Code relating to transfers of property, including restricted property, will apply in determining the optionee's alternative minimum taxable income. Consequently, an optionee exercising an Incentive Option with respect to unrestricted Common Stock will have income, for purposes of determining the base for the application of the alternative minimum tax, in an amount equal to the spread between the option price for the shares and the fair market value of the shares on the date of exercise.

    NON-STATUTORY OPTIONS. With respect to Non-Statutory Options: (1) no income is realized by the optionee at the time the Option is granted; (2) generally, at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and the optionee's employer is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and (3) at sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

NEW PLAN BENEFITS

    Because the Stock Option Plan is a discretionary plan, it is not possible to determine what awards the Stock Option Committee will grant under the Stock Option Plan in the future.

                                 PROPOSAL THREE

                      APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has, upon recommendation of the Audit Committee and subject to ratification by the stockholders, appointed Ernst & Young LLP as independent certified public accountants to report on the consolidated financial statements of the Company for the fiscal year ending December 31, 1997, and to perform such other services as may be required of Ernst & Young LLP. Although stockholder ratification of the Board of Directors' selection is not required, the Board of Directors considers it desirable for the stockholders to pass upon the selection of the independent auditors. If the stockholders disapprove of the selection of Ernst & Young LLP as independent auditors, the Board of Directors will consider the selection of other independent certified public accountants. One or more representatives of

Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR 1997.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers, and persons who beneficially own more than 10% of the Common Stock, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and the New York Stock Exchange. Officers, Directors and greater than 10% beneficial owners are required by Commission regulation to furnish the Company with copies of all
Section 16(a) forms they file.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its officers, Directors and greater than 10% beneficial owners were complied with during the fiscal year ended December 31, 1996 except that one report covering one transaction which was filed approximately six weeks late on behalf of Mr. Payson, a Director of the Company. The report filed covered the purchase by Mr. Payson of 10,000 shares of Common Stock at the time of the initial public offering.

                  STOCKHOLDER PROPOSALS -- 1998 ANNUAL MEETING

    Any proposals of stockholders of the Company intended to be included in the Company's proxy statement and form of proxy relating to the Company's next annual meeting of stockholders must be in writing and received by the Secretary of the Company at the Company's office at 6219 De Soto Avenue, Woodland Hills, California 91367 no later than November 28, 1997. In the event that the next annual meeting of stockholders is called for a date that is not within 30 days before or after May 13, 1998, in order to be timely, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

                                 OTHER MATTERS

    Management does not know of any matters other than the foregoing that will be presented for consideration at the Annual Meeting. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to take such action as is in the best interests of the Company and its stockholders.

    The entire cost of soliciting proxies from its stockholders will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or telegram by Directors, officers or regular employees of the Company, who will not receive additional compensation for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, in which case the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith which are not expected to exceed $10,000.

    The Company will provide to any stockholder of record and beneficial owners at the close of business on March 21, 1997, without charge upon written request to its Secretary at 6219 De Soto Avenue, Woodland Hills, California 91367, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

    The principal executive offices of the Company are located at 6219 De Soto Avenue, Woodland Hills, California 91367 and the Company's telephone number is
(818) 316-1000.

                                          By order of the Board of Directors,


                                          /s/ Christopher M.R. Phillips
                                          Christopher M.R. Phillips
                                          Secretary

                                                                      APPENDIX A

                                PANAVISION INC.

                  FIRST AMENDED AND RESTATED STOCK OPTION PLAN

                                   ARTICLE I
                                    PURPOSE

    This First Amended and Restated Stock Option Plan (the "Plan") is intended as an incentive and to encourage stock ownership by officers and certain other key employees of Panavision Inc. (the "Company") in order to increase their proprietary interest in the Company's success and to encourage them to remain in the employ of the Company.

    The term "Company," when used in the Plan with reference to eligibility and employment, shall include the Company, its subsidiaries, and Panavision International L.P. ("PILP"). The word "subsidiary," when used in the Plan, shall mean any subsidiary of the Company within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code").

    It is intended that certain options granted under this Plan will qualify as "incentive stock options" under Section 422 of the Code.

                                   ARTICLE II
                                 ADMINISTRATION

    The Plan shall be administered by a Stock Option Committee (the "Committee") appointed by the Board of Directors of the Company (the "Board") and shall consist of not less than two members. Subject to the provisions of the Plan, the Committee shall have sole authority, in its absolute discretion: (a) to determine which of the eligible employees of the Company shall be granted options; (b) to authorize the granting of both incentive stock options and nonqualified options; (c) to determine the times when options shall be granted and the number of shares to be optioned; (d) to determine the option price of the shares subject to each option, which price shall be not less than the minimum specified in ARTICLE V; (e) to determine the time or times when each option becomes exercisable, the duration of the exercise period and any other restrictions on the exercise of options issued hereunder; (f) to prescribe the form or forms of the option agreements under the Plan (which forms shall be consistent with the terms of the Plan but need not be identical); (g) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan; and (h) to construe and interpret the Plan, the rules and regulations and the option agreements under the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all optionees.

                                  ARTICLE III
                                     STOCK

    The stock to be purchased under the Plan shall be shares of authorized but unissued common stock of the Company, par value $0.01 per share, or previously issued shares of common stock reacquired by the Company (the "Stock"). Under the Plan, the total number of shares of Stock which may be purchased pursuant to options granted hereunder shall not exceed 3,000,000, and the maximum number of shares for which options may be granted to any single optionee during any calendar year shall not exceed 500,000. Such numbers of shares shall be adjusted in accordance with the provisions of ARTICLE X hereof.

    The number of shares of Stock available for grant of options under the Plan shall be decreased by the sum of the number of shares with respect to which options have been issued and are then outstanding and the number of shares issued upon exercise of options. In the event that any outstanding option under the

Plan for any reason expires, is terminated or is cancelled prior to the end of the period during which options may be granted, the shares of Stock called for by the unexercised portion of such option may again be subject to an option under the Plan.

                                   ARTICLE IV
                          ELIGIBILITY OF PARTICIPANTS

    Subject to ARTICLE VII, officers and other key employees of the Company, its subsidiaries and PILP shall be eligible to receive options under the Plan, provided that incentive stock options may be granted only to employees of the Company and its subsidiaries. In addition, options which are not incentive stock options may be granted to directors, consultants or other key persons who the Committee determines shall receive options under the Plan.

                                   ARTICLE V
                             OPTION EXERCISE PRICE

    Subject to ARTICLE VII, the exercise price of options granted under the Plan shall be not less than the fair market value of the Stock at the time the option was granted. The fair market value shall be deemed for all purposes of the Plan to be the last sale price reported as having occurred on any exchange on which the Company's Common Stock may be listed and traded on the date prior to the date the option is granted, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported. If the Company's Common Stock is not listed on any exchange but the Common Stock is quoted in the National Market System of the National Association of Securities Dealers Automated Quotation System on a last sale basis then the fair market value of the Stock shall be deemed to be the average between the high bid price and low ask price reported on the date prior to the date the option is granted, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported. If the Common Stock is not quoted in the National Market System of the National Association of Securities Dealers Automated Quotation System on a last sale basis, then the fair market value of the Stock shall mean the amount determined by the Committee to be the fair market value based upon a good faith attempt to value the Stock accurately and computed in accordance with applicable regulations of the Internal Revenue Service.

                                   ARTICLE VI
                         EXERCISE AND TERMS OF OPTIONS

    Subject to this ARTICLE VI, the Committee shall determine the dates after which options may be exercised, in whole or in part. If an option is exercisable in installments, installments or portions thereof which are exercisable and not exercised shall remain exercisable.

    Any other provision of the Plan to the contrary notwithstanding, but subject to ARTICLE VII in the case of incentive stock options, no option shall be exercised after the date ten years from the date of grant of such option (the "Termination Date"). Unless otherwise determined by the Committee, the following provisions shall apply upon an optionee's termination of employment prior to the Termination Date:

        (i) If prior to the Termination Date, an optionee shall cease to be employed by the Company by reason of a disability, as defined in Section 22(e)(3) of the Code, the option shall remain exercisable until the earlier of the Termination Date or one year after the date of cessation of employment, to the extent the option was exercisable at the time of cessation of employment.

        (ii) In the event of the death of an optionee prior to the Termination Date and while employed by the Company, or while entitled to exercise an option pursuant to the preceding paragraph or the subsequent paragraph, the option shall remain exercisable until the earlier of the Termination Date or one year after the date of death, by the person or person to whom the optionee's rights under the option pass by will or the applicable laws of descent and distribution, to the extent the option was exercisable on the date of death.

       (iii) If an optionee voluntarily terminates employment with the Company for reasons other than death or disability, or if an optionee's employment with the Company is terminated for Cause, the option shall remain exercisable until the earlier of the Termination Date or ten days after the date of such termination, to the extent the option was exercisable on the date of such termination.

        (iv) If the Company terminates an optionee's employment without Cause, as hereinafter defined, the option shall remain exercisable until the earlier of the Termination Date or three months after the date of such termination, to the extent the option was exercisable on the date of such termination.

    For purposes of the Plan, the Company shall have "Cause" to terminate an optionee's employment if the Company has cause to terminate the optionee's employment under any existing employment agreement between the optionee and the Company or, in the absence of an employment agreement between the optionee and the Company, in accordance with the definition of cause set forth in the optionee's option agreement.

    The Committee may provide, in its discretion, that it shall be a condition precedent to the exercise of an option that the optionee execute a written stockholders' agreement in such form as may be designated by the Committee.

                                  ARTICLE VII
         SPECIAL PROVISIONS APPLICABLE TO INCENTIVE STOCK OPTIONS ONLY

    To the extent the aggregate fair market value (determined as of the time the option is granted) of the Stock with respect to which any options granted hereunder which are intended to be incentive stock options may be exercisable for the first time by the optionee in any calendar year (under this Plan or any other stock option plan of the Company or any parent or subsidiary thereof) exceeds $100,000, such options shall not be considered incentive stock options.

    No incentive stock option may be granted to an individual who, at the time the option is granted, owns directly, or indirectly within the meaning of
Section 424(d) of the Code, stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary thereof, unless such option (i) has an option price of at least 110 percent of the fair market value of the Stock on the date of the grant of such option; and (ii) cannot be exercised more than five years after the date it is granted.

    Each optionee who receives an incentive stock option must agree to notify the Company in writing immediately after the optionee makes a disqualifying disposition of any Stock acquired pursuant to the exercise of an incentive stock option. A disqualifying disposition is any disposition (including any sale) of such Stock before the later of (a) two years after the date the optionee was granted the incentive stock option or (b) one year after the date the optionee acquired Stock by exercising the incentive stock option.

                                  ARTICLE VIII
                               PAYMENT FOR SHARES

    Payment for shares of Stock purchased under an option granted hereunder shall be made in full upon exercise of the option, by certified or bank cashier's check payable to the order of the Company, by delivery of shares of Stock which have been held by the optionee for at least six months of the time of exercise, or by any other means specified by the Committee. The Stock purchased shall thereupon be promptly delivered; provided, however, that the Company may, in its discretion, require that an optionee pay to the Company, at the time of exercise, such amount as the Company deems necessary to satisfy its obligation to withhold Federal, state or local income or other taxes incurred by reason of the exercise or the transfer of shares thereupon.

                                   ARTICLE IX
                      NON-TRANSFERABILITY OF OPTION RIGHTS

    No option shall be transferable except by will or the laws of descent and distribution. During the lifetime of the optionee, the option shall be exercisable only by him.

                                   ARTICLE X
                 ADJUSTMENT FOR RECAPITALIZATION, MERGER, ETC.

    The aggregate number of shares of Stock which may be purchased pursuant to options granted hereunder, the maximum number of shares for which options may be granted to any single optionee during any calendar year, the number of shares of Stock covered by each outstanding option and the price per share thereof in each such option shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of stock resulting from a stock split or other subdivision or consolidation of shares of Stock or for other capital adjustments or payments of stock dividends or distributions or other increases or decreases in the outstanding shares of Stock without receipt of consideration by the Company. Any adjustment shall be conclusively determined by the Committee.

    In the event of any change in the outstanding shares of Stock by reason of any recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change, or any distributions to common shareholders other than ordinary cash dividends, the Committee shall make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Stock or other securities issued or reserved for issuance pursuant to the Plan, the maximum number of shares for which options may be granted to any single optionee during any calendar year, and the number or kind of shares of Stock or other securities covered by outstanding options, and the option price thereof. In instances where another corporation or other business entity is being acquired by the Company, and the Company has assumed outstanding employee option grants and/or the obligation to make future or potential grants under a prior existing plan of the acquired entity, similar adjustments are permitted at the discretion of the Committee. The Committee shall notify optionees of any intended sale of all or substantially all of the Company's assets within a reasonable time prior to such sale.

    The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to an option.

                                   ARTICLE XI
                        NO OBLIGATION TO EXERCISE OPTION

    Granting of an option shall impose no obligation on the recipient to exercise such option.

                                  ARTICLE XII
                                USE OF PROCEEDS

    The proceeds received from the sale of Stock pursuant to the Plan shall be used for general corporate purposes.

                                  ARTICLE XIII
                            RIGHTS AS A STOCKHOLDER

    An optionee shall have no rights as a stockholder with respect to any share covered by his or her option until such optionee shall have become the holder of record of such share, and shall not be entitled to any dividends or distributions or other rights in respect of such share for which the record date is prior to the date on which he or she shall have become the holder of record thereof.

    Notwithstanding anything herein to the contrary, the Committee, in its sole discretion, may restrict the transferability of all or any number of shares issued under the Plan upon the exercise of an option by legending the stock certificate as it deems appropriate.

                                  ARTICLE XIV
                               EMPLOYMENT RIGHTS

    Nothing in the Plan or in any option granted hereunder shall confer on any optionee any right to continue in the employ of the Company, or to interfere in any way with the right of the Company to terminate the optionee's employment at any time.

                                   ARTICLE XV
                            COMPLIANCE WITH THE LAW

    The Company is relieved from any liability for the nonissuance or non-transfer, or any delay in issuance or transfer, of any shares of Stock subject to options under the Plan which results from the inability of the Company to obtain, or from any delay in obtaining, from any regulatory body having jurisdiction, all requisite authority to issue or transfer shares of Stock of the Company if counsel for the Company deems such authority necessary for the lawful issuance or transfer of any such shares. Appropriate legends may be placed on the stock certificates evidencing shares issued upon exercise of options to reflect such transfer restrictions.

    Each option granted under the Plan is subject to the requirement that if at any time the Committee determines, in its discretion, that the listing, registration or qualification of shares of Stock issuable upon exercise of options is required by any securities exchange or under any state or Federal law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of options or the issuance of shares of Stock, no options or shares of Stock shall be issued, in whole or in part, unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions or with such conditions as are acceptable to the Committee.

                                  ARTICLE XVI
                            CANCELLATION OF OPTIONS

    The Committee, in its discretion, may, with the consent of an optionee, cancel any outstanding option held by such optionee hereunder.

                                  ARTICLE XVII
                   EFFECTIVE DATE AND EXPIRATION DATE OF PLAN

    The Plan, as amended and restated, is effective as of March 19, 1997, the date of adoption of the Plan by the Company's Board of Directors, subject to approval by the stockholders of the Company in a manner which complies with both
Section 162(m)(4)(C)(ii) and Section 422(b)(1) of the Code and the Treasury Regulations thereunder. The expiration date of the Plan, after which no option may be granted hereunder, shall be March 19, 2007.

                                 ARTICLE XVIII
                      AMENDMENT OR DISCONTINUANCE OF PLAN

    The Board may, without the consent of the Company's stockholders or optionees under the Plan, at any time terminate the Plan entirely and at any time or from time to time amend or modify the Plan, provided that no such action shall adversely affect any option theretofore granted hereunder without the optionee's consent, and provided further that no such action by the Board, without approval of the stockholders, may increase the total number of shares of Stock which may be purchased pursuant to options granted under the Plan, except as contemplated in ARTICLE X.

                                  ARTICLE XIX
                             REPURCHASE OF OPTIONS

    In granting options hereunder, the Committee may in its discretion, and on terms it considers appropriate, include in an option agreement provisions requiring an optionee, or the executors or administrators of an optionee's estate, to sell back to the Company such options in the event such optionee's employment with the Company is terminated.

                                   ARTICLE XX
                                 MISCELLANEOUS

    (a) Options shall be evidenced by option agreements (which need not be identical) in such forms as the Committee may from time to time approve. Such agreements shall conform to the terms and conditions of the Plan and may provide that the grant of any option under the Plan and Stock acquired pursuant to the Plan shall also be subject to such other conditions (whether or not applicable to the option or Stock received by any other optionee) as the Committee determines appropriate, including, without limitation, provisions to assist the optionee in financing the purchase of Stock through the exercise of options, provisions for the forfeiture of, or restrictions on resale or other disposition of, shares under the Plan, provisions giving the Company the right to repurchase shares acquired under the Plan in the event the participant elects to dispose of such shares, and provisions to comply with Federal and state securities laws and Federal and state income tax withholding requirements.

    (b) If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

    (c) No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith; provided, however, that approval of the Company's Board of Directors shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

    (d) The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to the principles of conflicts of law thereof.

    (e) No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Optionees shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

    (f) Each member of the Committee and each member of the Company's Board of Directors shall be fully justified in relying, in acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any report made by the independent public accountant of the Company and upon any other information furnished in connection with the Plan by any person or persons other than such member.

    (g) Except as otherwise specifically provided in the relevant plan document, no payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit-sharing, group insurance or other benefit plan of the Company.

    (h) The expenses of administering the Plan shall be borne by the Company.
(i) Masculine pronouns and other words of masculine gender shall refer to both men and women.

     (i) Masculine pronouns and other words of masculine gender shall refer to
both men and women.                       *       *       *

    As adopted by the Board of Directors of Panavision Inc. as of June 12, 1996

    Amended and restated as of March 19, 1997

                                PANAVISION INC.
                              6219 De Soto Avenue
                       Woodland Hills, California 91367

                PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
              10:00 a.m., New York City time, on May 13, 1997

     The undersigned hereby appoints William C. Scott and John S. Farrand, and each of them, with full power of substitution, as proxies of the undersigned to vote all shares of stock which the undersigned is entitled in any capacity to vote at the above-stated annual meeting, and at any and all adjournments or postponements thereof (the Annual Meeting ), on the matters set forth on the reverse side of this Proxy Card, and, in their discretion, upon all matters incident to the conduct of the Annual Meeting and upon such other matters as may properly be brought before the Annual Meeting. This proxy revokes all prior proxies given by the undersigned.

     All properly executed proxies will be voted as directed. If no instructions are indicated on a properly executed proxy, such proxy will be voted FOR approval of Proposals 1, 2 and 3. All ABSTAIN votes will be counted in determining the existence of a quorum at the Annual Meeting, but will have the same effect as a vote AGAINST Proposals 2 and 3.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PANAVISION INC.

     Receipt of the Notice of Meeting and the Proxy Statement, dated March 26, 1997 (the Proxy Statement ), is hereby acknowledged.

                  PLEASE SIGN AND DATE ON THE REVERSE SIDE AND
           MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                           (Continued on reverse side)

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                              FOLD AND DETACH HERE

                                                               Please mark
                                                              your votes as
                                                               indicated in
                                                               this example  /X/






Please mark boxes in blue or black ink.         FOR all nominees
                                                listed below:

1. Election of Directors
 Nominees: William C. Scott, John S.
   Farrand, Sidney Lapidus, Martin D. Payson,   / /
   Willis G. Ryckman and Joanne R. Wenig

INSTRUCTION: IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
             NOMINEE, WRITE THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW:

                          (Continued from reverse side)
                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                         OF DIRECTORS OF PANAVISION INC.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                              PROPOSALS 1,2 AND 3.

                                                     FOR   against   abstain
2. Proposal to approve an amendment to the
   Company's Stock Option Plan to increase
   the number of shares of Common Stock              / /     / /       / /
   reserved for issuance thereunder from
   2,190,150 to 3,000,000.

3. Proposal to ratify the appointment of Ernst
   & Young LLP as the independent public             / /     / /       / /
   auditors of the Company for the fiscal year ending December 31, 1997.

4. In their discretion of the proxies with respect to any other matters that may properly come before the Annual Meeting.


YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature(s) __________________________________________ Dated ____________, 1997
(JOINT OWNERS SHOULD EACH SIGN. PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEARS
ON THIS CARD. WHEN SIGNING AS ATTORNEY, TRUSTEE, EXECUTOR, ADMINISTRATOR, GUARDIAN OR CORPORATE OFFICER, PLEASE GIVE YOUR FULL TITLE BELOW.)

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